Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust Declares Monthly Cash Distribution and Announces 2007 Capital Plan
     FORT WORTH, Texas, January 19, 2007 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $8,474,738.56 or $0.181827 per unit, based principally upon production during the month of November 2006. The distribution is payable February 14, 2007, to unit holders of record as of January 31, 2007.
     Gas production for the properties from which the royalty was carved totaled approximately 2,990,361 Mcf (3,169,964 MMBtu). Dividing revenues by production volume yielded an average gas price for November 2006 of $6.30 per Mcf ($5.94 per MMBtu) as compared to $3.68 per Mcf ($3.34 per MMBtu) for October 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $3,705,905. Lease operating expense was $2,231,422 and taxes were $2,079,188.
     As part of ongoing negotiations between the Trust and Burlington Resources Oil & Gas Company LP (“Burlington”) concerning revenue and expense audit issues, this month’s distribution calculation includes $191,518 as a result of the granting of certain audit exceptions.
     The Trustee also announced the capital project plan for 2007 as delivered to it by Burlington. The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Capital expenditures for 2007 for the Underlying Properties are estimated to be $28 million. Approximately 46% of the planned expenditures will be on Fruitland Coal formation projects with the remainder to be spent on conventional projects. Burlington is the operator of the majority of the Underlying Properties.
     Burlington’s announced plan for the Underlying Properties includes 416 projects at an aggregate cost of $28 million. Approximately $24 million of that budget is allocable to 112 new wells, including 33 wells scheduled to be dually completed in the Mesaverde and Dakota formations at an aggregate projected cost of approximately $6.6 million and 10 wells scheduled to be dually completed in the Fruitland Coal and Pictured Cliffs formations at an aggregate cost of approximately $3 million. Burlington indicates that 34 of the new wells, at an aggregate cost of approximately $11.4 million, are projected to be drilled to formations producing coal seam gas. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, the mix of projects and swings in the price of natural gas, the actual capital expenditures for 2007 could range from $20 million to $50 million.
     Burlington’s capital budget for 2006 was estimated at $37.6 million. Capital expenditures of approximately $24.8 million for 2006 budgeted projects were used in calculating royalty income paid to the Trust in calendar year 2006. Therefore, an additional approximately $12.8 million in capital expenditures for 2006 projects remained to be spent as of 2006 year end. Burlington’s capital expenditures for the Underlying Properties for 2006 covered 476 projects, including the drilling of 91 new wells operated by Burlington and 42 new wells operated by third parties. New drilling activity was at an aggregate cost of approximately $21 million. The balance of the expenditures was attributable to the workover of existing wells and the maintenance and improvement of production facilities.
     The aggregate capital expenditures of $37.1 million reported by Burlington in calculating royalty income for 2006 include approximately $12.2 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget may extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.
     Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust Compass Bank Lee Ann Anderson, Vice President and Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936 Website: www.sjbrt.com